Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 MEF filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended of Aytu BioScience, Inc. (the “Company”) of our report dated August 31, 2017, with respect to the consolidated balance sheets of the Company as of June 30, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended and to the reference to us under the caption “Experts” which is contained in the Prospectus, which is a part of the Registration Statement (No. 333-222994) on Form S-1 declared effective on March 1, 2018.

/s/ EKS&H LLLP

March 1, 2018

Denver, Colorado